UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 18, 2013

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

1 First Avenue South, Great Falls, Montana, 59401

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2013, one of our subsidiaries, Orwell Natural Gas Company (“Orwell”), entered into a Lease Agreement (the “Lease Agreement”) with Cobra Pipeline Co., LLC (“Cobra”), an entity owned and controlled by Richard M. Osborne, our chief executive officer and chairman of the board of directors. Pursuant to the Lease Agreement, Cobra leases to Orwell approximately 2,400 square feet of warehouse space located at 2412 Newton Falls Rd., Newton Falls, OH 44444, at a rent of $2,000 per month for the time period commencing on December 18, 2013 and ending on February 29, 2016. Following the end of the initial term, the Lease Agreement will continue on a month-to-month basis until either party decides to terminate it upon 30 days’ advance written notice to the other party.

The Lease Agreement was approved by the independent members of our board of directors. The foregoing summary of the Lease Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Lease Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.

On December 19, 2013, Gregory J. Osborne, chief operating officer, Thomas J. Smith, current chief financial officer, and James E. Sprague, incoming chief financial officer, hosted a teleconference with investors and analysts. A webcast of the conference call is available on the Company’s website at www.egas.net. A transcript of the call is also posted on the Company’s website and attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Lease Agreement dated December 18, 2013, between Orwell Natural Gas Company and Cobra Pipeline Co., LLC.

99.1	Transcript of the December 19, 2013 Conference Call.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated: December 24, 2013